EXHIBIT 99.1

CorMedix Announces Changes in Executive Team

Bridgewater, New Jersey, December 24, 2012 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardio renal disease, announced that it has made changes to its executive team as follows:

•	Randy Milby has been promoted to Chief Executive Officer, effective January 1, 2013. Mr. Milby currently serves as Chief Operating Officer.
•	Richard M. Cohen will serve as Chief Financial Officer, effective January 1, 2013, and will continue as Executive Chairman and director of CorMedix. Mr. Cohen currently is Interim Chief Financial Officer and Interim Chief Executive Officer.
•	Antony E. Pfaffle, M.D., a director on the CorMedix Board, joins the executive team as Acting Chief Scientific Officer, effective January 1, 2013.
•	Mark Klausner, M.D., current Chief Medical Officer will depart CorMedix effective February 28, 2012 upon expiration of his employment agreement with CorMedix.

Mr. Cohen, stated, “On behalf of the Board and management of CorMedix, I would like to express our appreciation for Mark’s dedication and contributions in advancing the development of Neutrolin®”.

Mr. Milby will continue to work with the Board and build the management team to drive the CorMedix strategy forward with respect to the planned receipt of CE Mark approval for Neutrolin® and subsequent commercial launch of Neutrolin® in Europe and the planned expansion into countries beyond Europe. Dr. Pfaffle in this capacity will provide scientific support and will focus on the development of key opinion leader relationships throughout Europe.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardio renal disease. CorMedix most advanced product candidate is CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain its listing on the NYSE MKT. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

CorMedix Inc.

Randy Milby, 908-517-9489

Chief Operating Officer